EXHIBIT 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 33-84726, 333-114019, 333-152186, and 333-159217 of Gaming Partners International Corporation and Subsidiaries on Form S-8, of our report dated March 26, 2019 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoptions of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), as amended and Accounting Standards Update No. 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory), appearing in this Annual Report on Form 10-K of Gaming Partners International Corporation and Subsidiaries for the year ended December 31, 2018.

/s/ Moss Adams LLP

San Diego, CA
March 26, 2019